                                                                    EXHIBIT 99.1























                          AMYLIN PHARMACEUTICALS, INC.

                   EMPLOYEE PHANTOM STOCK SALARY DEFERRAL PLAN





                           EFFECTIVE AS OF MAY 1, 1998

                                TABLE OF CONTENTS


                                                                                               PAGE
                                                                                               ----
1.          PURPOSE OF THE PLAN................................................................  1

2.          DEFINITIONS........................................................................  1
            2.1         Account................................................................  1
            2.2         Beneficiary............................................................  1
            2.3         Benefit................................................................  1
            2.4         Board..................................................................  1
            2.5         Code...................................................................  1
            2.6         Company................................................................  2
            2.7         Compensation...........................................................  2
            2.8         Compensation Reductions................................................  2
            2.9         Deferred Compensation Agreement........................................  2
            2.10        Director...............................................................  2
            2.11        Effective Date.........................................................  2
            2.12        Eligible Employee......................................................  2
            2.13        Executive Officer......................................................  2
            2.14        Fair Market Value......................................................  2
            2.15        Financial Hardship.....................................................  2
            2.16        Participant............................................................  3
            2.17        Payment Eligibility Date...............................................  3
            2.18        Permanent Disability...................................................  3
            2.19        Plan...................................................................  3
            2.19        Plan Term..............................................................  3
            2.20        Share..................................................................  3
            2.21        Valuation Date.........................................................  3
            2.22        Voluntary Termination..................................................  3

3.          PARTICIPATION......................................................................  3
            3.1         Participation of Eligible Employees....................................  3
            3.2         Irrevocability of Participation During the Plan Term...................  4
            3.3         Termination of Participation...........................................  4

4.          PLAN ACCOUNTS......................................................................  4
            4.1         Accounts...............................................................  4
            4.2         Investment of Accounts................................................   4
            4.3         Value of Accounts......................................................  4
            4.4         Funds Unsecured........................................................  5



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
                                                                                               PAGE
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
5.          WITHDRAWALS DURING EMPLOYMENT & BENEFITS...........................................  5
            5.1         Withdrawals During Employment..........................................  5
            5.2         Payment to Participants................................................  5
            5.3         Voluntary Termination of Employment....................................  5
            5.4         Death Benefits.........................................................  6

6.          SOURCE OF BENEFITS.................................................................  6

7.          ADMINISTRATION.....................................................................  6
            7.1         General................................................................  6
            7.2         Procedures.............................................................  6
            7.3         Claims.................................................................  6

8.          AMENDMENT AND TERMINATION..........................................................  7
            8.1         Amendment or Termination...............................................  7
            8.2         Accrued Benefits.......................................................  7

9.          SALE OR MERGER OF THE COMPANY......................................................  7

10.         MISCELLANEOUS......................................................................  8
            10.1        No Right to Continue as an Employee....................................  8
            10.2        Successors and Assigns.................................................  8
            10.3        Assignment or Alienation...............................................  8
            10.4        Entire Agreement.......................................................  8
            10.5        Headings...............................................................  8
            10.6        Gender and Number......................................................  8
            10.7        Governing Law..........................................................  9

                          AMYLIN PHARMACEUTICALS, INC.

                   EMPLOYEE PHANTOM STOCK SALARY DEFERRAL PLAN

                           Effective as of May 1, 1998


        AMYLIN PHARMACEUTICALS, INC., a Delaware corporation, hereby adopts the Amylin Pharmaceuticals, Inc. Employee Phantom Stock Salary Deferral Plan for the employees of the Company upon the terms and conditions set forth below.

        It is intended that the Plan shall constitute an unfunded deferred compensation arrangement for purposes of United States federal income tax laws, and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to carry out this intent. As such, the benefits payable under the Plan are and at all times will be considered unsecured contractual rights against the Company payable from the Company's general assets.

1.      PURPOSE OF THE PLAN

        The purpose of this Plan is to provide deferred compensation benefits to employees of the Company, payable by the Company. This Plan will provide benefits derived from the short-term deferral of a portion of an employee's Compensation in accordance with the terms hereof, the payment of which he or she has elected to defer under the Plan.

2.      DEFINITIONS

        The capitalized terms defined in this Section 2 shall have the meanings set forth below.

        2.1 ACCOUNT. A separate Plan account, which is a bookkeeping record, established for each Participant to which shall be allocated Compensation Reductions in accordance with Section 4.1 and Shares, and dividends with respect to Shares, in accordance with Section 4.2.

        2.2 BENEFICIARY. The beneficiary or beneficiaries designated by a Participant to receive any remaining Benefits due under the Plan after his or her death. If the Participant has not designated a Beneficiary, the Beneficiary shall be the Participant's surviving spouse or, if none, the Participant's estate.

        2.3 BENEFIT. The benefit or benefits provided under this Plan, which shall be equal to the account balance of such Participant's Account.

        2.4 BOARD. The Board of Directors of the Company.

        2.5 CODE. The Internal Revenue Code of 1986, as it may be amended from time to time.




                                       1.

        2.6 COMPANY. Amylin Pharmaceuticals, Inc., a Delaware corporation, including its affiliated companies, or any successor corporation.

        2.7 COMPENSATION. All the compensation (paid in cash or by check) received by a Participant from the Company during the Plan Term for his or her employment by the Company. Compensation shall include a Participant's base salary, overtime pay, bonuses, commissions and other remuneration paid directly to the Participant, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, fringe benefits (cash and non-cash), housing allowances, income received in connection with stock options, contributions made by the Company under any employee benefit plan, welfare benefits and similar items of compensation.

        2.8 COMPENSATION REDUCTIONS. The amount of Compensation which a Participant has elected to defer pursuant to a Deferred Compensation Agreement, and which the Company and the Participant mutually agree shall be deferred in accordance with the Plan.

        2.9 DEFERRED COMPENSATION AGREEMENT. An agreement by which a Participant elects to reduce his or her Compensation during the Plan Term.

        2.10 DIRECTOR. A member of the Board.

        2.11 EFFECTIVE DATE. May 1, 1998.

        2.12 ELIGIBLE EMPLOYEE. An employee of the Company having a grade level designation of 15 or higher under the Company's compensation administration policies and any employee of the Company based outside the United States.

        2.13 EXECUTIVE OFFICER. An "executive officer" of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

        2.14 FAIR MARKET VALUE. The fair market value of a share of Common Stock of the Company is the closing sales price for such stock as quoted on a national securities exchange or the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

        2.15 FINANCIAL HARDSHIP. An unforeseeable financial emergency which a Participant cannot meet through loans, insurance or liquidation of the Participant's assets (to the extent such liquidation would not itself cause a financial hardship), credit arrangements or cessation of deferrals by the Participant under the Plan. An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness of the Participant or of a dependent of the Participant (as defined in Section 152(a) of the Code), from a loss of Participant's property due to casualty, or other similar extraordinary and





                                       2.

unforeseeable circumstances arising as a result of events beyond the Participant's control. Examples of what are not considered to be unforeseeable financial emergencies include the need to send the Participant's child to college or the desire to purchase a residence.

        2.16 PARTICIPANT. Any Eligible Employee who has elected to participate in the Plan by entering into a Deferred Compensation Agreement.

        2.17 PAYMENT ELIGIBILITY DATE. The first day of the month following the end of the calendar month in which a Participant's service with the Company terminates (except in the case of a Voluntary Termination of employment with the Company by the Participant for a reason other than the Participant's death or Permanent Disability) or May 31, 1999, whichever is earlier. The Administrator, in his sole discretion, may determine whether a Participant's service with the Company has terminated in the case of any leave of absence approved by the Compensation Committee of the Board, including sick leave, military leave, or any other personal leave; provided that any such leave shall not exceed ninety
(90) days.


        2.18 PERMANENT DISABILITY. An employees permanent and total disability (within the meaning of Section 422(c)(6) of the Code).

        2.19 PLAN. The Amylin Pharmaceuticals, Inc. Employee Phantom Stock Salary Deferral Plan, as amended from time to time.

        2.20 PLAN TERM. The thirteen (13) consecutive-month period beginning on May 1, 1998, and ending on May 31, 1999.

        2.21 SHARE. A participating interest under the Plan, which shall be equal to the Fair Market Value of a share of Common Stock of the Company.

        2.22 VALUATION DATE. The day on which earnings shall be allocated to Participants' Accounts, which shall occur not less frequently than as of the last day of the Plan Term or such other date as shall be determined at the sole discretion of the Plan Administrator.

        2.23 VOLUNTARY TERMINATION. An employee's voluntary termination of employment with the Company for a reason other than the Participant's Permanent Disability.

3.      PARTICIPATION

        3.1 PARTICIPATION OF ELIGIBLE EMPLOYEES.

            (a) Each Eligible Employee may begin to participate in the Plan on the Effective Date; provided, however, that such Eligible Employee completes and signs a Deferred Compensation Agreement and returns such Deferred Compensation Agreement to the designated representative of the Company prior to the Effective Date or such earlier date established by the Company and announced to the Eligible Employee. Such Deferred Compensation Agreement shall be effective for the period beginning on the Effective Date and ending on the last day of the Plan Term.





                                       3.

        (b) Each individual who becomes an Eligible Employee after the Effective Date may begin to participate in the Plan by completing and signing a Deferred Compensation Agreement and returning such Deferred Compensation Agreement to the designated representative of the Company; provided, however, that such completion and return of the Deferred Compensation Agreement to the Company occurs within thirty (30) days after the date that the individual becomes an Eligible Employee. Such Deferred Compensation Agreement shall be effective for the period beginning with the first payroll period following the date the Eligible Employee completes and returns the Deferred Compensation Agreement to the Company and ending on the last day of the Plan Term.

        3.2 IRREVOCABILITY OF PARTICIPATION DURING THE PLAN TERM. A Participant may not terminate his or her Deferred Compensation Agreement with respect to the Plan Term on or after the Effective Date.

        3.3 TERMINATION OF PARTICIPATION. A Participant shall cease to be a Participant as of the date he or she ceases serving as an employee of the Company.

4.      PLAN ACCOUNTS

        4.1 ACCOUNTS. The Company shall maintain or cause to be maintained for each Participant an Account with respect to which the Company shall allocate amounts equal to the Participant's Compensation Reductions during the Plan Term, effective as of the date such Compensation Reductions would have been paid to the Participant as Compensation in the absence of a Deferred Compensation Agreement.

        4.2 INVESTMENT OF ACCOUNTS.

            (a) Each Compensation Reduction allocated to a Participant's Account shall be converted into that number of Shares that equal the amount of such Compensation Reduction divided by the Fair Market Value of the Common Stock of the Company as of May 1, 1998. The calculation of the number of Shares need not be rounded to the nearest whole Share, so that a fraction of a Share (calculated to the nearest one-hundredth of a Share) may be allocated to a Participant's Account.

            (b) In the event any dividends or distributions are made with respect to the Common Stock of the Company, the Company shall allocate an amount to the Participant's Account that is equal to the amount of such dividends or distributions that would have been made with respect to the Shares allocated to a Participant's Account if they were shares of the Common Stock of the Company outstanding as of the record date of any such dividend or distribution. Such dividend/distribution allocations shall be converted into that number of whole and/or fractional Shares that equal the amount of such allocation divided by the Fair Market Value of the Common Stock of the Company as of the record date of such dividends or distributions.

        4.3 VALUE OF ACCOUNTS. Except as otherwise provided in Section 5.1, below, the value of a Participant's Account as of any Valuation Date shall be equal to the number of





                                       4.

Shares allocated to a Participant's Account multiplied by the Fair Market Value of one share of the Common Stock of the Company as of the Valuation Date.

        4.4 FUNDS UNSECURED. Notwithstanding any other provisions of this Plan, all Benefits payable under the Plan are subject to the claims of the general creditors of the Company. No trust shall be established to hold any assets which may be set aside by the Company to pay the Benefits under the Plan, and the Company shall be under no obligation to set aside any amounts to pay Benefits. The maintenance of separate Accounts by the Company as provided herein shall neither require nor be considered a segregation of any funds or property from the Company's general assets. Participants shall have no preferred claim on or beneficial ownership interest in any assets of the Company prior to the time actual payments of Benefits are received, and all rights of the Participants to Benefits are mere unsecured contractual rights against the Company.

5.      WITHDRAWALS DURING EMPLOYMENT & BENEFITS

        5.1 WITHDRAWALS DURING EMPLOYMENT. A Participant may request a withdrawal from his or her Account from the Plan Administrator, which request may be granted or denied by the Administrator in the Administrator's sole and absolute discretion. In the event a withdrawal by a Participant during his or her employment is approved by the Plan Administrator, the value of a Participant's Account as of any Valuation Date shall be equal to ninety percent (90%) of a Participant's Compensation Reductions immediately prior to such Valuation Date (without interest); provided, that to the extent the withdrawal is due to the Financial Hardship of the Participant, then the value of a Participant's Account as of any Valuation Date shall be equal to the entire amount of a Participant's Compensation Reductions immediately prior to such Valuation Date (without interest). All withdrawals during employment shall be made solely in the form of a single lump sum distribution.

        5.2 PAYMENT TO PARTICIPANTS. Within forty-five (45) days following the Participant's Payment Eligibility Date or as otherwise provided in Section 5.1, above, or Section 9, below, the Participant shall be entitled to receive the value of his or her Account determined as of the Valuation Date coinciding with or immediately preceding the date of the distribution, which shall be paid out by the Company in the form of cash (or check) and/or in the form of the Company's Common Stock valued as of the Valuation Date, in a single lump sum payment, the form of which shall be in the Company's sole and absolute discretion. Notwithstanding the foregoing, the aggregate number of shares of the Company's Common Stock distributable to the Executive Officers of the Company under this Plan shall not exceed twenty percent (20%) of the total number of such shares distributed to all Participants under this Plan or such other then applicable limitation so as to cause the Plan to be deemed a "broadly based" plan as set forth in Rule 4460(i)(1)(A) of the National Association of Securities Dealers, Inc.

        5.3 VOLUNTARY TERMINATION OF EMPLOYMENT. In the event of a Voluntary Termination by a Participant prior to such Participant's Payment Eligibility Date, such Participant's Account shall then have no value and at no time thereafter shall such Participant





                                       5.

have any right to receive any amounts from the Company, in any form, based on his or her Compensation Reductions immediately prior to the date of his or her Voluntary Termination.

        5.4 DEATH AND DISABILITY BENEFITS. In the event that a Participant dies or becomes Permanently Disabled prior to receiving all of his or her Benefits, his or her remaining Benefits shall be paid by the Company in the form of cash (or check) and/or in the form of the Company's Common Stock valued as of the Valuation Date, as determined by the Company in its sole discretion, to the Participant or the Participant's Beneficiary, as the case may be, in a lump sum payment as soon as administratively feasible after the Participant's death or Permanent Disability.

6.      SOURCE OF BENEFITS

        Benefits payable under this Plan shall be paid out of the Company's general assets and allocated as payments from the appropriate Participant's Account under the Plan.

7.      ADMINISTRATION

        7.1 GENERAL. This Plan shall be administered by the Chief Executive Officer of the Company (the "Administrator"). Such Administrator shall exercise all administrative powers and duties under the Plan in accordance with the terms and purposes of the Plan. The Administrator shall determine the amount of the Benefits due to each Participant or Beneficiary from the Plan and shall cause them to be paid in accordance with the Plan.

        7.2 PROCEDURES. The Administrator may adopt such rules and regulations not inconsistent with the provisions of the Plan as deemed necessary or appropriate for the proper administration of the Plan and shall have the authority, in the Administrator's sole discretion, to interpret and construe any provision of the Plan. To the extent permitted by law, (i) all such rules, regulations, interpretations and constructions shall be final and binding on the Company and all Participants and their legal representatives, beneficiaries, successors, and assigns, subject to review as provided in Section 7.3, (ii) the Administrator shall not be subject to any individual liability with respect to the Plan and (iii) the Administrator shall be indemnified by the Company for any action or omission made with respect to the Plan which does not demonstrate bad faith, willful misconduct, criminal act, or gross negligence.

        7.3 CLAIMS. Any denial by the Administrator of a claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Administrator and delivered or mailed to the Participant or Beneficiary. Such notice shall set forth the specific reasons for the denial, written to the best of the Administrator's ability in a manner that may be understood without legal counsel. In addition, the Administrator shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a review of the decision denying the claim. In the event of further disagreement following any further decision of the Administrator after such a review, either the Participant or the Administrator may appeal to the Compensation Committee of the Board, whose decision shall be final and binding on all parties.





                                       6.

 8.     AMENDMENT AND TERMINATION

        8.1 AMENDMENT OR TERMINATION.

            (a) The Company shall have the absolute right to amend the Plan in any respect to the extent necessary to obtain favorable rulings from the Internal Revenue Service as to the status of the Plan as an unfunded deferred compensation arrangement for United States federal income tax purposes, provided that an application seeking such rulings is submitted to the Internal Revenue Service within one year after the Effective Date. If such rulings are sought within one year after the Effective Date but not obtained ultimately, the Company may elect to terminate the Plan within thirty (30) days after it becomes apparent that favorable rulings will not be obtained. In this event, the Company shall notify all Participants of its election to terminate the Plan, and Participants shall be entitled to receive the Compensation Reductions in their respective Accounts, if any.

            (b) While the Company intends and expects the Plan to continue to fulfill its purposes and serve the best interests of the Company in its present form, the Company reserves the right to amend or terminate the Plan at any time, subject, except where Section 8.1(a) applies, to the provisions of Section 8.2 and Section 9.

        8.2 ACCRUED BENEFITS.

            (a) Except where Section 8.1(a) applies, no termination of the Plan or any amendments thereto which affect Benefits under the Plan shall, without the written consent of a Participant, eliminate or reduce any Benefit of the Participant under the Plan to which, as of the date of such termination or amendment, such Participant would be entitled under the provisions of Section 5 had he or she ceased serving as an Eligible Employee, except as a result of a Voluntary Termination, immediately prior to such date.

            (b) In the event of any amendment of the Plan which affects the amount of Benefits payable under the Plan, Participants shall be entitled to receive the greater of (i) the Benefit provided under the Plan as amended, or
(ii) the Benefit described above in Section 8.2(a).

            (c) Upon termination of the Plan, all Deferred Compensation Agreements shall terminate immediately and all Participants' full Compensation level on a non-deferred basis will be restored. Each and every Participant shall receive payment of the value of his or her Account in accordance with the provisions of Section 5 as if the Participants had terminated his or her employment with the Company on the date of the Plan's termination.

            (d) The Plan shall automatically terminate on the last day of the Plan Term.

9.      SALE OR MERGER OF THE COMPANY

        In the event of a sale of all or substantially all assets, merger, reorganization, consolidation or other similar transaction (a "Change of Ownership Transaction") involving the





                                       7.

Company, no Participant in the Plan will be considered to have ceased serving as an Eligible Employee for purposes of the Plan, nor will any such Participant be entitled to receive Benefits pursuant to Section 5, until such Participant actually ceases serving as an Eligible Employee of the Company or any acquiring or successor company or entity, and otherwise ceases to provide services to the Company unless payment of Benefits is otherwise directed by the Administrator of the Plan. Notwithstanding the foregoing sentence, in the event of the occurrence of a "Change in Control" (defined below) of the Company, a Participant shall be entitled to receive Benefits pursuant to Section 5 immediately prior to the effective date of such Change in Control. For purposes of the foregoing sentence, "Change in Control" is defined as any of the following: (i) any merger, acquisition, consolidation, reorganization or other similar transaction pursuant to which the shareholders of the Company immediately prior to such merger, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity, or (ii) any liquidation or dissolution of the Company or any sale of all or substantially all of the assets of the Company. In any event, no Change of Ownership Transaction involving the Company or Change in Control of the Company shall, without the written consent of a Participant, eliminate or reduce any Benefit of the Participant under the Plan to which, as of the date of such Change of Ownership Transaction or Change in Control, such Participant would be entitled under the provisions of Section 5 had he or she involuntarily ceased serving as an Eligible Employee immediately prior to such date.

10.     MISCELLANEOUS

        10.1 NO RIGHT TO CONTINUE AS AN EMPLOYEE. Nothing contained in this Plan or in any agreement or instrument executed pursuant to the Plan shall be construed as conferring upon any Participant the right to continue serving as an employee.

        10.2 SUCCESSORS AND ASSIGNS. This Plan shall be binding upon the Company and its successors and assigns as well as each Participant and his or her representatives, successors, heirs, assigns, and Beneficiary.

        10.3 ASSIGNMENT OR ALIENATION. To the extent permitted by law, benefits of Participants under this Plan may not be anticipated, assigned (either by law or in equity), transferred, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process.

        10.4 ENTIRE AGREEMENT. The Plan and a Participant's Deferred Compensation Agreement, and any subsequently adopted amendment to either of these documents, shall constitute the total agreement or contract between the Company and such Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant. If there are any conflicts between the terms of the Plan and a Participant's Deferred Compensation Agreement, the terms of the Plan shall control.

        10.5 HEADINGS. The headings herein are for reference only. In the event of a conflict between a heading and content of a Section of this Plan, the content of the Section shall control.





                                       8.

        10.6 GENDER AND NUMBER. Whenever used herein, the masculine shall be interpreted to include the feminine and neuter, the neuter to include the masculine and feminine, the singular to include the plural and the plural to include the singular, unless the context requires otherwise.

        10.7 GOVERNING LAW. The place of administration of this Plan shall conclusively be deemed to be within the State of California, and the Plan shall be governed by and in all respects construed in accordance with the substantive laws of the State of California, except where such laws are superseded by federal laws.

        IN WITNESS WHEREOF, the Company has executed this Plan this 24th day of April, 1998.




                                       AMYLIN PHARMACEUTICALS, INC.







                                       Joseph C. Cook, Jr.
                                       --------------------------------------
                                       Chairman and Chief Executive Officer



                                       9